Exhibit 99(a)

                         WEBSTER LABORATORIES, INC.

                     CONSENT TO ACTION WITHOUT A MEETING

          THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned shareholder of record of Webster Laboratories, Inc. (the "Company"), as of March 11, 1994, hereby consents, pursuant to Section 603 of the Corporations Code of the State of California, with respect to all shares of Common Stock, no par value per share of the Company ("Company Common Stock"), or Preferred Stock, no par value per share, of the Company ("Company Preferred Stock"), to the following actions without a meeting, without prior notice and without a vote; such actions to be effective when unrevoked consents signed by the shareholders of the Company holding a majority of the outstanding shares of Company Common Stock and the shareholders of the Company holding a majority of the outstanding shares of Company Preferred Stock are delivered to the Company:


            1. Resolved, that the Agreement and Plan of Reorganization dated as of January 20, 1994 and amended by Amendments Nos. 1 and 2 to Agreement and Plan of Reorganization dated as of March 15, 1994 and as of April 1, 1994, respectively, among Cordis Corporation ("Cordis"), Cordis Acquisition, Inc., a newly formed wholly owned subsidiary of Cordis ("Acquisition"), the Company and certain of the shareholders of the Company, and the related form of Agreement of Merger, providing for the merger of Acquisition with and into the Company as described in the accompanying Consent Statement/Prospectus and as set forth in Appendix A thereto, are hereby approved and adopted.

      [] FOR      [] AGAINST        [] ABSTAIN

IF THE SHAREHOLDER HAS EXECUTED THIS CONSENT BUT FAILED TO CHECK A BOX MARKED "FOR", "AGAINST" OR "ABSTAIN" FOR THE PROPOSAL, SUCH SHAREHOLDER SHALL
BE DEEMED TO HAVE VOTED FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF REORGANIZATION AND THE RELATED AGREEMENT OF MERGER.

Subject to certain voting agreements as described in the accompanying Consent Statement/Prospectus and as set forth in the Agreement and Plan of Reorganization attached as Appendix A thereto, any consent may be revoked by any shareholder prior to such shareholder approval by executing and delivering a subsequent consent or by delivering a written notice to the Secretary of the Company, as applicable, stating that the consent is revoked.



                                   Dated   ___________________ , 1994

                                   __________________________________

                                   __________________________________
                                       Signature of Shareholder
                                      or Authorized Representative

                                   Please sign exactly as your name or
                                   names appear on this Consent.  Each
                                   executor, administrator, trustee,
                                   guardian, attorney-in-fact and other
                                   fiduciary should sign and indicate
                                   his or her full title.  In the case
                                   of stock ownership in the name of
                                   two or more persons, all owners
                                   should sign.

PLEASE SIGN AND DATE ABOVE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

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